UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-k

ANNUAL Report

Pursuant to Regulation A of the Securities Act of 1933

For the fiscal year ended December 31, 2019

MASTERWORKS 003, LLC

(Exact name of issuer as specified in its charter)

Commission File Number: 024-11041

Delaware	84-2276197
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

497 BROOME STREET, NEW YORK, NY 10023

(Full mailing address of principal executive offices)

(203) 518-5172

(Issuer’s telephone number, including area code)

www.masterworks.io

(Issuer’s website)

Class A Ordinary Shares

(Securities issued pursuant to Regulation A)

2

Part II.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “plan,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, or state other forward-looking information. Our ability to predict future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, actual outcomes could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could cause our forward-looking statements to differ from actual outcomes include, but are not limited to, those described under the heading “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Annual Report. Furthermore, except as required by law, we are under no duty to, and do not intend to, update any of our forward-looking statements after the date of this Annual Report, whether as a result of new information, future events or otherwise.

Item 1. Business

The discussion contained in this Annual Report relating to the artist, the Painting and the art industry are taken from third-party sources that the Company believes to be reliable and the Company believes that the information from such sources contained herein is reasonable, and that the factual information therein is fair and accurate. As used in this Annual Report, “we,” “our,” “ours,” “us,” or the “Company,” refer to Masterworks 003, LLC, a Delaware limited liability company and, as the context requires, the segregated portfolio of Masterworks Cayman, SPC that holds title to the Painting. “Masterworks” refers to Masterworks.io, LLC, and or its wholly owned subsidiaries, which include Masterworks Administrative Services, LLC, which provides administrative services to us and is referred to herein as the “Administrator,” and Masterworks Gallery, LLC, but excludes Masterworks 003, LLC and Masterworks Cayman, SPC.

Overview

We were formed as a Delaware limited liability company on June 27, 2019, by Masterworks in order to acquire a painting by Banksy (the “Painting”). The Painting was purchased by Masterworks at a public auction held by Christie’s International PLC, on June 25, 2019, for £739,461.38, or $944,600 based on the exchange rate paid by Masterworks. On October 21, 2019, we completed an offering (the “Offering”) of 51,950 of our Class A ordinary shares (“Class A shares”) under Tier II of Regulation A+ and used 100% of the gross proceeds in the amount of $1,039,000 to repay an advance from Masterworks in the amount of $944,600 that was used to purchase the Painting and to pay Masterworks a true-up in the amount of $94,400 which compensates and reimburses Masterworks for general operating costs, offering costs, sourcing and purchasing fees and costs, import taxes (if any) and financing costs and commitments to purchase the Painting. Following the closing of the Offering, title to the Painting was contributed to a segregated portfolio of Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (“Masterworks Cayman”). The Painting is the only asset of the segregated portfolio and the Company is the only shareholder of that segregated portfolio.

Our strategy is to hold the Painting for capital appreciation and to display and promote the Painting so as to enhance its value and broaden its exposure to the art-viewing public. We do not expect to generate any revenues or cash flow unless and until the Painting is sold. We will not conduct any business activities except for activities relating to the ownership, maintenance, promotion and the eventual sale of the Painting.

The Artist

The mysterious artist known only by his graffiti handle – Banksy — is believed to have been born around 1974 in Bristol, England. Stenciled spray-painted images tagged with the moniker began to appear in 1993 on trains and walls in his hometown and by 2001 could be found all over the United Kingdom. Works by Banksy are discernable through their signature stencil aesthetic — a style which favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine’s Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film Exit Through the Gift Shop. The secretive artist’s international presence is well documented by the images he leaves on architectural facades throughout Europe and America; in cities such as Vienna, Barcelona, Paris, Detroit, San Francisco, and even on the Palestinian side of the West Bank barrier in Gaza. Banksy’s work is collected by major cultural institutions, such as the British Museum, the Bristol Museum and Art Gallery. Work by Banksy has also been prominently featured by important museums such as the Museum of Contemporary Art in Los Angeles and the MOCO in Amsterdam. Banksy remains an active artist and his work can be acquired via the secondary or primary market, and can be authenticated by his affiliate entity — Pest Control.

3

The Painting

This version of Banksy’s Mona Lisa was created in 2000 and centers on the appropriated image from Leonardo Da Vinci’s portrait which hangs in the Louvre. In the work, Banksy reimagines the Renaissance woman as a militant figure; she embraces an AK47 assault weapon, unbothered by the bright red target between her eyes. The visual pun can be inferred: Banksy has taken aim at art history through one of the most famous works in the western world. Stenciled with the artist’s name in the lower left, this sizeable work, measuring 122 cm by 122 cm (48 in x 48 in), is a unique example, though several other works from the Mona Lisa series are in circulation on the art market. The Painting, which carried a pre-sale estimate of £600,000 to £800,000 in Christie’s June 2019 London auction was first acquired directly from the artist by a private collector, then later sold at Sotheby’s in London in 2008 where it was acquired by the most recent consignor to Christie’s June 2019 sale before it came into the possession of Masterworks. The Painting is accompanied by a certificate of authenticity issued by Pest Control Office.

The Art Market

The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. According to the 2020 Art Basel Report, global art sales were $64.1 billion in 2019, down 5% year-over-year from 2018. The same report estimates that global sales have remained between $57 billion and $68 billion over the past decade, except during 2009 when sales declined to approximately $40 billion which is believed to have been caused by the global financial crisis. Since 2009, global art sales have grown at a 5.0% CAGR. In 2019, auction sales by Sotheby’s, Christie’s and Phillips totaled $9.7 billion, down 20% from 2018, according to the 2019 ArtTactic Auction Review. Adjusted for the sale of the Peggy and David Rockefeller Collection held at Christie’s in May 2018 and the sale of the Barney A. Ebsworth Collection held at Christie’s in November 2018, auction sales by these houses were down 12% from 2018. The Post-War and Contemporary art auction market rose 4.6% to $4.1 billion in 2019 from 2018. The global art market is influenced over time by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

Administrative Services

Pursuant to an administrative services agreement among Masterworks, the Company and the 003 Segregated Portfolio of Masterworks Cayman, Masterworks will manage all of our administrative services and will fund all ordinary and necessary costs and expenses to maintain the Painting. In exchange for these services, the Administrator receives 1.5% of the total Class A shares outstanding per annum. The Administrator will also manage any extraordinary or non-routine services which may be required, from time-to-time, including, without limitation, litigation or services in connection with a sale of the Painting or any sale, merger, third-party tender offer or other similar transaction involving us. Any third-party costs incurred by the Administrator or payments made by the Administrator in connection with litigation or major transactions will be reimbursed upon the sale of the Painting or us, as applicable. Because the Company has no employees and no liquid capital resources, the Company is totally reliant on the Administrator to maintain the Painting and administer its operations.

Competition

At the time we attempt to sell the Painting, we may face substantial competition from other entities, such as galleries, and individuals who are selling or seeking to sell similar artwork. These other parties may be willing to sell their artworks at a lower price than us. Further, we will face significant risks from other competitive factors, such as the available supply of similar artworks for sale.

4

Government Regulation

Art as tangible personal property is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by the United States Customs and Border Protection. Further, we and Masterworks will be subject to the requirements of the federal Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) Convention which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and Masterworks may be subject to these regulations through its transactions and financing arrangements with auctioneers.

The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Patriot Act) is intended to strengthen the ability of U.S. law enforcement agencies and intelligence communities to work together to combat terrorism on a variety of fronts. The Patriot Act, to which we are subject, has significant implications for depository institutions, brokers, dealers and other businesses involved in the transfer of money. The Patriot Act required us to implement policies and procedures relating to anti-money laundering, compliance, suspicious activities, and currency transaction reporting and due diligence on customers. The Patriot Act also requires federal banking regulators to evaluate the effectiveness of an applicant in combating money laundering in determining whether to approve a proposed bank acquisition.

Risk Factors

We face risks and uncertainties that could affect us and our business as well as the art market generally. These risks are outlined under the heading “Risk Factors” contained in our Post-Qualification Offering Circular filed pursuant to Rule 253(g)(2) on August 28, 2019 (the “Offering Circular”) which may be accessed here, as the same may be updated from time to time by our future filings under Regulation A, and are incorporated by reference herein. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. These risks could result in a decrease in the value of our Class A shares.

Employees

None.

Material Legal Proceedings

None.

5

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our consolidated financial statements and the related notes.

Overview

Masterworks 003, LLC is a Delaware limited liability company formed to facilitate an investment in the Painting. We are managed by our affiliate, Masterworks Administrative Services, LLC (the “Administrator”).

On September 11, 2019 we launched an offering (the “Offering”) of 51,950 of our Class A ordinary shares (“Class A shares”) under Tier II of Regulation A+.

On September 25, 2019, we closed on the purchase of the Artwork with funds advanced by Masterworks Gallery, LLC.

On October 21, 2019 we completed the Offering and used 100% of the gross proceeds in the amount of $1,039,000 to repay the advance from Masterworks in the amount of $944,600 that was used to purchase the Painting and to pay Masterworks a true-up in the amount of $94,400, which compensates and reimburses Masterworks for general operating costs, offering costs, sourcing and purchasing fees and costs, import taxes (if any) and financing costs and commitments to purchase the Painting.

Upon the closing of the Offering, we entered into an administrative services agreement with the Administrator, whereby the Administrator manages all administrative services relating to our business and custodial services relating to the maintenance of the Painting. In exchange for these services and as reimbursement for ordinary and necessary administrative costs, we issue Class A shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding per annum, which commenced upon the closing of the Offering. The share issuances are made quarterly in arrears and there is no overall limit to the number of Class A shares that may be issued to Masterworks. Any extraordinary or non-routine costs, payments and expenses, if any, will be paid for by the Administrator, but such extraordinary or non-routine costs and payments will be reimbursed by us upon the sale of the Painting or a sale of our Company, as applicable.

On November 1, 2019, we contributed title to the Painting to the 003 Segregated Portfolio of Masterworks Cayman, SPC, a Cayman Islands segregated portfolio company (the “003 Portfolio”) and we were issued 100% of the share capital of the 003 Portfolio. A segregated portfolio company registered under the Cayman Islands Companies Law is a single legal entity which may establish internal segregated portfolios. As of December 31, 2019, the 003 Portfolio owned the Painting as its sole asset and had no liabilities. The 003 Portfolio will not incur any indebtedness for borrowed money and will not enter into any contracts, except the administrative services agreement or any amendment or replacement thereof, or as may be necessary in connection with a sale of the Painting.

As of December 31, 2019, the Painting was physically located in a fine art storage facility in Newark Delaware maintained by Delaware Freeport, LLC.

Other than activities related to the Offering and the acquisition and maintenance of the Painting, we have not conducted any other business activities or operations. Our strategy is to display, promote and market the Painting in a manner designed to enhance its provenance and increase its exposure and its value.

We do not expect to generate any revenues or cash flow unless and until we sell the Painting. We are totally reliant on Masterworks to maintain the Painting and administer our business.

Operating Results from the date of formation (June 27, 2019) through December 31, 2019

Revenues

We did not generate any revenue during 2019.

6

True Up Payment Expense

We recorded a $94,400 true-up payment made to Masterworks Gallery, LLC as a one-time expense during 2019. The true-up payment compensates and reimburses Masterworks for general operating costs, offering costs, sourcing and purchasing fees and costs, import taxes (if any) and financing costs and commitments to purchase the Painting.

Share-Based Compensation Expense

We recorded a $3,040 administrative services fee as a share-based compensation expense during 2019. This fee was paid to the Administrator pursuant to the administrative services agreement in the form of 152 newly issued Class A ordinary shares recorded at a fair value of $20.00 per share.

Contingent Liabilities

We had no contingent liabilities as of December 31, 2019.

Income Taxes

We had no federal and state income tax assets, liabilities or expense as of December 31, 2019.

Liquidity and Capital Resources of the Administrator

Masterworks is funding all costs associated with the development and operation of the www.masterworks.io website, which we refer to as the “Masterworks Platform,” costs associated with the acquisition of the Painting and all costs of our organization. Masterworks is responsible for all ordinary and necessary costs for ongoing administrative expenses, for which it receives Class A shares at a rate of 1.5% of the total Class A shares outstanding per annum. We do not maintain any material liquid assets and, accordingly, we rely upon the Administrator to pay for the maintenance of the Painting and the administration of our business under the administrative services agreement.

A summary of the financial condition of the Administrator as of December 31, 2019 is provided in Note 3 to our consolidated financial statements included in this Annual Report.

The Administrator is currently financed through equity contributions from Masterworks.io, LLC. Masterworks.io, LLC is funded through an affiliate loan from Scott W. Lynn with an aggregate principal balance as of December 31, 2019 of $9.6 million, and a $300,000 convertible note from a third-party investment firm. Because Scott W. Lynn controls Masterworks, the affiliate loan can effectively be declared due and payable at any time at the discretion of Mr. Lynn.

We and the Administrator believe that the Administrator’s sources of liquidity together with cash on hand, are sufficient for the Administrator to perform its obligations under the administrative services agreement for at least the first five-years following the Offering, although if Scott Lynn were to withdraw his financial support, the Administrator would likely be forced to sell the Painting and cease operations. We do not believe we will need to raise any additional funds through the issuance and sale of additional membership interests in the foreseeable future and are not permitted to do so under our operating agreement without the prior approval of holders of the Class A ordinary shares.

The Administrator earns fees in the form of additional Class A shares issued by us and other similar issuer entities, which it may periodically sell to obtain additional liquidity. The direct incremental costs incurred by the Administrator to satisfy its obligations under the administrative services agreement are expected to be less than its revenues, though such revenues may be insufficient to cover the Administrator’s overhead. In addition, the Administrator has covenanted in the administrative services agreement that for so long as such agreement remains in effect, the Administrator will maintain on-hand cash reserves sufficient to pay at least one year of estimated expenses to satisfy its obligations under the administrative services agreement to fund the operations of the Company until the sale of the Painting.

7

The Administrator conducts other business activities, including the administration of other entities similar to the Company and expects that, with scale, the Administrator’s revenues will exceed its costs. The Company cannot estimate at this time what the aggregate costs and expenses of the Administrator will be for such activities as they will depend on many factors. Additionally, the Company plans to own the Painting for an indefinite period.

We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Administrator.

Commitments from Affiliates to Fund Operations

We have a written commitment from the Administrator to fund our operations and costs to maintain the Painting until we sell the Painting which is contained in the administrative services agreement.

Item 3. Executive Officers and Members of the Board of Managers of the Company

As of the date of this Annual Report, the following sets forth the executive officers and members of the Board of Managers of the Company and their positions and offices are as follows:

Name	Age	Position
Scott W. Lynn	40	Chief Executive Officer

Nigel S. Glenday	37	Chief Financial Officer; Member of the Board of Managers

Joshua B. Goldstein	52	General Counsel and Secretary; Member of the Board of Managers

Eli D. Broverman*	41	Member of the Board of Managers; Independent Manager

* Eli D. Broverman replaced Leonard J. Sokolow as a member of the Board of Managers and as the Independent Manager on April 29, 2020.

Scott W. Lynn. Mr. Lynn has served as our Chief Executive Officer since June 2019 and has served as the Chief Executive Officer of our affiliate Masterworks.io, LLC since February 1, 2018. Mr. Lynn has been an active collector of contemporary art for more than fifteen years and has built an internationally-recognized collection of Abstract Expressionism that has included works by Clyfford Still, Barnett Newman, Mark Rothko, Willem de Kooning, and more. In 2017, portions of Mr. Lynn’s collection were exhibited at the Royal Academy in London, the Denver Art Museum, the Palm Beach Museum. Mr. Lynn is an Internet entrepreneur and has founded, acquired, or acted as a majority-investor in over a dozen advertising technology, content, and fintech companies. In addition to Masterworks, during the past five years Mr. Lynn has served as Founder, controlling shareholder and a board member of v2 ventures (which is a holding company he controls that owns Adparlor, Inc., Giant Media, Inc., Reachmobi, Inc., Amply, Inc. and Sellozo, Inc.) and Payability, LLC (which he founded and is majority-owner). Mr. Lynn also serves as a board member of the Brooklyn Rail (a non-profit publication in the art industry) and the International Foundation for Art Research (a non-profit; publisher of the IFAR journal, which topically focuses on art authenticity and stolen art research, as well as additional research projects related to artwork authenticity).

8

Nigel S. Glenday. Mr. Glenday has served as Chief Financial Officer and member of the Board of Managers of the Company since June 2019 and has served as Chief Financial Officer and member of the Board of Managers of our affiliate Masterworks.io, LLC since April 2019. From March 2015 through April 2019, Mr. Glenday was a Managing Director for Athena Art Finance Corp., a leading independent art-secured finance company. From July 2012 to March 2015, Mr. Glenday was a Vice President at StormHarbour Securities, LLP, a global markets and financial advisory firm. From 2009 to 2012, Mr. Glenday was an Associate at Morgan Stanley in the Financial Institutions Group, Investment Banking Division, and from 2005 through 2009, Mr. Glenday was an Analyst and Associate Director in the Financial Institutions Group at UBS Investment Bank. Mr. Glenday holds a B.A. in Economics and History from the University of Virginia, where he graduated as a member of Phi Beta Kappa Honor Society.

Joshua B. Goldstein. Mr. Goldstein has served as a Board Member, the General Counsel and Secretary of the Company since June 2019 and has served in such capacities with our affiliate Masterworks.io, LLC since February 1, 2018. From September 2016 through December 2017, Mr. Goldstein was a shareholder in the Denver office of Greenspoon Marder, P.A. From April 2015 through August 2016, Mr. Goldstein was self-employed as a corporate attorney. From September 2012 through March 2015, Mr. Goldstein was Executive Vice President, Chief General Counsel and Corporate Secretary of Intrawest Resorts Holdings, Inc., a NYSE-listed resort and adventure company. Prior to joining Intrawest, Mr. Goldstein was a Counsel in the New York office of Skadden, Arps, Slate, Meagher & Flom, LLP from June 2007 to August 2012 and he was an Associate at Skadden from September 1996 until August 2005, where he concentrated on corporate finance, corporate securities and mergers and acquisitions. Mr. Goldstein was also previously a Partner in the New York office of Torys, LLP. Mr. Goldstein holds a B.A. in business administration from the University of Wisconsin-Madison and a J.D. from Fordham University School of Law and is a Certified Public Accountant (inactive).

Eli D. Broverman. Mr. Broverman has served as a Board Member and the Independent Manager of the Company since April 29, 2020. Mr. Broverman co-founded Betterment in 2007 and served as its President and COO from 2007 to 2017. An expert in securities and financial institutions law, Mr. Broverman has designed a wide range of structuring and compliance initiatives for broker-dealers and investment advisors. From 2005 to 2007, Mr. Broverman practiced law at the international law firm Proskauer Rose LLP, where he advised Fortune 500 companies and their senior management on securities, tax, and compensation matters. Mr. Broverman serves as an adviser and or Board Member of several privately held financial technology companies, including Betterment, Carver Edison, Covered by Sage, Bloom Credit, and Good Money.

The foregoing individuals have also served in the capacity as executive officers and members of the board of managers of our affiliated entities of Masterworks.

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers receive compensation for his or her services, including services performed for us, from Masterworks. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Administrator, we do not intend to pay any compensation directly to these individuals.

Compensation of the Board of Managers

Members of the Board of Managers who are also officers of Masterworks and the Company receive no compensation in respect of their service on the Board of Managers. The Independent Manager receives compensation from Masterworks for serving in such capacity on multiple issuer entities. Although we will indirectly bear some of the costs of the compensation paid to the Independent Manager, through fees we pay to the Administrator, we do not intend to pay any compensation directly to this individual.

9

Compensation of the Administrator

For information regarding the compensation of our Administrator, please see “Management Compensation” in our Offering Circular, and such section is incorporated herein by reference.

Item 4. Security Ownership of Management and Certain Securityholders

The following table sets forth information about the current beneficial ownership of the Company at April 29, 2020, for:

●	Each person known to us to be the beneficial owner of more than 10% of the Class A shares;

●	Each named executive officer;

●	Each member of the Board of Managers; and

●	All of the executive officers and members of the Board of Managers as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of our Company, 497 Broome Street, New York, New York 10013. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all Class B shares that they beneficially own, subject to applicable community property laws.

In computing the number of Class A shares beneficially owned by beneficial owners of Class B shares which are convertible into a number of Class A shares that is dependent on the value of the Class A shares, we have assumed that the Offering has been completed and that the Class A share value at the time of conversion of Class B shares would be $30.00.

Class A Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Named Executive Officers and Board of Managers:
Scott W. Lynn, Chief Executive Officer(1)(2)(3)	4,705	8.30%

Nigel S. Glenday, Chief Financial Officer(1)	-	*

Joshua B. Goldstein, General Counsel and Secretary(1)	-	*

Eli D. Broverman, Independent Manager(1)	-	-

All named executive officers and Members of the Board of Managers as a group (4 persons)	4,705	8.30%

10% Holders:
N/A	-	-

*	Less than 1.0%

(1)	All named individuals are also members of the Board of Managers of the Company, other than Scott W. Lynn.

(2)	In April 2018, Scott Lynn sold 100% of the membership interests of Masterworks.io, LLC, which owns 100% of the membership interests in the other Masterworks entities, including Masterworks Gallery, LLC, to the Lynn Family Trust 003 (the “Trust”) for the benefit of the Lynn family. By contract, Mr. Lynn has the power to vote 100% of the membership interests beneficially owned by the Trust and controls Masterworks. Masterworks.io, LLC owns 100% of the membership interests of Masterworks Gallery, LLC, which owns 100% of the Class B shares and Masterworks Administrative Services, LLC, which is entitled to receive Class A shares at a rate of 1.5% of the total Class A shares outstanding, after giving effect to such issuance, per annum, for administrative services pursuant to an administrative services agreement. Class A shares are issued to the Administrator on a quarterly basis commencing on the final closing of the Offering.

(3)	The Class B shares retained by Masterworks will entitle Masterworks to 20% of the profit on sale of the Painting or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of our issued and outstanding Class A and B shares. For additional information, see “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our Offering Circular, which section is incorporated herein by reference

10

Item 5. Interest of Management and Others in Certain Transactions

For further details, please see Note 2, “Related Party Transactions” and Note 5, “Subsequent Events” in Item 7, Consolidated Financial Statements.

Item 6. Other Information

None.

Item 7.

11

MASTERWORKS 003, LLC

CONSOLIDATED FINANCIAL STATEMENTS

For the Period June 27, 2019 Through December 31, 2019

12

INDEPENDENT AUDITORS’ REPORT

To the Board of Managers and Members of

Masterworks 003, LLC

New York City, NY

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Masterworks 003, LLC (the “Company”), which comprise the balance sheet as of December 31, 2019, and the results of its operations, consolidated changes in members’ equity and consolidated cash flows for the period from June 27, 2019 (date of formation) through December 31, 2019 and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Masterworks 003, LLC as of December 31, 2019, and the consolidated results of its operations, consolidated changes in members’ equity and consolidated cash flows for the period from June 27, 2019 (date of formation) through December 31, 2019 and the related notes to the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America.

Denver, Colorado
April 29, 2020

F-1

MASTERWORKS 003, LLC

CONSOLIDATED BALANCE SHEET

As of December 31, 2019

ASSETS
Current Assets:
Cash and Cash Equivalents	$100
Total Current Assets	100

Artwork	944,600

Total Assets	$944,700

LIABILITIES AND MEMBERS’ EQUITY

Total Liabilities	$-

Members’ Equity:
Class A ordinary shares, 52,102 shares issued and outstanding as of December 31, 2019	944,600
Class B shares, 12,988 shares issued and outstanding as of December 31, 2019	100

Total Members’ Equity	944,700

Total Liabilities and Members’ Equity	$944,700

The accompanying notes are an integral part of these consolidated financial statements.

F-2

MASTERWORKS 003, LLC

CONSOLIDATED STATEMENT OF OPERATIONS

For the Period June 27, 2019 Through December 31, 2019

Total Income	$-

Expenses:
True-up payment expense	94,400
Stock-based compensation - administrative services fees	3,040

Total Expenses	97,440

Net Loss	$(97,440)

Net Loss per Basic and Diluted Class A Ordinary Share	$(1.88)

Weighted Average Number of Class A Ordinary Shares Outstanding, Basic and Diluted	51,950

The accompanying notes are an integral part of these consolidated financial statements.

F-3

MASTERWORKS 003, LLC

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

For the Period June 27, 2019 Through December 31, 2019

	Membership Interests		Class A Ordinary Shares				Class B Shares
						Total
						Members’			Total
		Contributed		Contributed	Accumulated	Equity -		Contributed	Members’
	Units	Capital	Units	Capital	Deficit	Class A	Units	Capital	Equity

Balance at June 27, 2019	-	$-	-	$-	$-	$-	-	$-	$-

Membership interests issued upon entity formation	100	100	-	-	-	-	-	-	100

Conversion of membership interests upon entry into the Amended and Restated Operating Agreement on September 11, 2019	(100)	(100)	-	-	-	-	12,988	100	-

Share subscriptions fulfilled upon offering close on October 21, 2019	-	-	51,950	1,039,000	-	1,039,000	-	-	1,039,000

Class A ordinary shares issued	-	-	152	3,040	-	3,040	-	-	3,040

Net loss	-	-	-	-	(97,440)	(97,440)	-	-	(97,440)

Balance at December 31, 2019	-	$-	52,102	$1,042,040	$(97,440)	$944,600	12,988	$100	$944,700

The accompanying notes are an integral part of these consolidated financial statements.

F-4

MASTERWORKS 003, LLC

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Period June 27, 2019 Through December 31, 2019

Cash Flows from Operating Activities:
Net loss	$(97,440)
Adjustments to reconcile net loss to net cash used by operating activities
Administrative services fees paid by issuing Class A Ordinary Shares	3,040

Net Cash Used by Operating Activities	(94,400)

Cash Flows from Investing Activities:
Purchase of artwork	(944,600)

Net Cash Used by Investing Activities	(944,600)

Cash Flows from Financing Activities:
Proceeds from issuance of membership interests	100
Proceeds from issuance of Class A ordinary shares	1,039,000

Net Cash Provided by Financing Activities	1,039,100

Net Increase in Cash and Cash Equivalents	100

Cash and Cash Equivalents, beginning of period	-

Cash and Cash Equivalents, end of period	$100

The accompanying notes are an integral part of these consolidated financial statements.

F-5

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Organization – Masterworks 003, LLC (“Company”) was formed as a Delaware limited liability company on June 27, 2019 (“Date of Formation”) to purchase a painting by Banksy (the “Artwork”). On October 21, 2019, the Company completed an offering of membership interests sold to third-party investors in which it received proceeds of $1,039,000 and issued 51,950 Class A ordinary shares (“Class A shares”). In connection with the Offering, the Company adopted an Amended and Restated Operating Agreement. As a result, the Company converted 100% of its membership interests to 12,988 Class B shares. The Company is managed by a Board of Managers comprised of three individuals and is administered by Masterworks Administrative Services, LLC (the “Administrator”).

Principles of Consolidation – The consolidated financial statements include the accounts of 003 LLC and a segregated portfolio of Masterworks Cayman, SPC (the “SPC”), a Cayman Islands segregated portfolio company. 003 LLC owns 100 Class 003 shares of the SPC, which represents 100% ownership of the 003 segregated portfolio (the “003 Portfolio”). As the context requires, references in these consolidated financial statements to the “Company” include both 003 LLC and the 003 Portfolio, and references to “consolidated” refer to the fact that 003 LLC treats the 003 Portfolio as a consolidated subsidiary in these financial statements in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 810-10 Consolidation: Overall. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of Accounting and Use of Estimates – The Company prepares its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of revenues and expenses in the statements of operations during the applicable period. Actual results could materially differ from those estimates.

Adoption of New Accounting Principle – During fiscal 2019, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606). The core principle of Topic 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps: (1) identify the contract(s) with customers, (2) identify the performance obligations in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract, and (5) recognize revenue when (or as) the entity satisfies a performance obligation. The Company adopted the requirements of ASU 2014-09 utilizing the modified retrospective method of transition. No cumulative-effect adjustment to members’ equity was recorded because the adoption did not impact the Company’s historical revenue. The Company applied the new guidance using the practical expedient provided in Topic 606 that allows the guidance to be applied only to contracts that were not complete as of January 1, 2019. The impact of adopting ASU 2014-09 had no impact on 2019 revenues.

During fiscal 2019, the Company adopted FASB ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expanded the scope of Topic 718 to improve aspects of the accounting for nonemployee share-based payment transactions for acquiring goods and services and to eliminate the old guidance at ASC Subtopic 505-50. Under ASU 2018-07, a grantor will continue to recognize cost in the same period and manner as if the grantor had paid cash for the goods or services instead of paying with or using share-based payment awards. The Company adopted ASU 2018-07 because it pays the Administrator’s administrative services fees with Class A shares. The Company applied the new guidance using the modified retrospective method. No cumulative-effect adjustment to retained earnings was made, and the adoption of ASU 2018-07 had no impact on 2019 results.

F-6

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Artwork – Title to the Artwork is held by the 003 Portfolio. The 003 Portfolio has no assets other than the Artwork, no indebtedness, and does not conduct any operations other than incidental to ownership of the Artwork. The Artwork is recorded at cost, which is the purchase price paid for the Artwork. Artwork is determined to have an indefinite life. The Company will review the artwork for impairment in accordance with the requirements of FASB ASC Subtopic 360-10, Property, Plant, and Equipment: Impairment and Disposal of Long-Lived Assets. Those requirements will require the Company to perform an impairment analysis whenever events or changes in circumstances indicate that the carrying amount of the artwork might not be recoverable, i.e., information indicates that an impairment might exist. In accordance with ASC 360, the Company will:

●	Consider whether indicators of impairment are present. Indicators or triggers of impairment management considers are: deteriorating physical condition of the artwork, trends in the art market, reputation of the artist, recent sales of other paintings by the artist, and other events, circumstances, or conditions that indicate impairment might exist;

●	If indicators are present, perform a recoverability test by comparing the estimated amount realizable upon sale of the artwork, to its carrying value; and

●	If the amount realizable upon sale of the Artwork is deemed to be less than its carrying value, the Company would measure an impairment charge.

If it is determined that measurement of an impairment loss is necessary, the impairment loss would be calculated based on the difference between the carrying amount of the Artwork and its estimated fair value. An impairment loss would be reported as a component of income from continuing operations before income taxes in the Company’s consolidated financial statements. The Company does not believe that there are any events or circumstances indicating impairment of the Artwork as of December 31, 2019.

Cash and Cash Equivalents – The Company’s cash and cash equivalents consist of cash held in a Federal Deposit Insurance Corporation (“FDIC”) insured bank account. Cash equivalents are recorded at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For purposes of the statement of cash flows, the Company considers investments purchased with an original maturity of three months or less to be cash equivalents.

F-7

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentration of Credit Risk – The Company maintains its cash in bank accounts in amounts that may exceed federally insured limits at times. The Company has not experienced any losses in these accounts in the past, and management believes the Company is not exposed to significant credit risks as they periodically evaluate the strength of the financial institution in which it deposits funds.

F-8

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Earnings (loss) per Class A Ordinary Share – Basic earnings (loss) per share is calculated on the basis of weighted-average number of Class A ordinary shares (“Class A shares”) outstanding during the period. Basic earnings (loss) per share is computed by dividing income (loss) available to Class A shareholders by the weighted-average Class A shares outstanding during the period.

Income Taxes – The Company is a limited liability company taxed as a partnership and thus is generally not subject to federal or state income taxes. Accordingly, the Company’s taxable income or loss, which may vary substantially from income or loss reported for financial reporting purposes, will be included in the federal and state income tax returns of the Company’s members based upon their respective share of the Company’s income and expenses as reported for income tax purposes. Accordingly, no provision for income taxes is reflected in the accompanying financial statements.

For the current tax year and for all major taxing jurisdictions, the Administrator has concluded that the Company is a pass-through entity and there are no uncertain tax positions that would require recognition in the financial statements. If the Company were to incur an income tax liability in the future, interest on any income tax liability would be reported as interest expense, and penalties on any income tax liability would be reported as income taxes. The Administrator does not expect that its assessment regarding unrecognized tax positions will materially change over the next twelve months. However, the Administrator’s conclusions regarding uncertain tax positions may be subject to review and adjustment at a later date based upon ongoing analyses of tax laws, regulations and interpretations thereof, as well as other factors including but not limited to, questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions, compliance with U.S., state, and foreign income tax laws, and changes in administrative practices and precedents of the relevant taxing authorities.

Members’ Equity – Members’ equity is comprised of two types of membership interests: Class A and Class B shares.

●	Class A shares are entitled to 80% of the profit on the sale of the Artwork. Any Class A shares owned by the Administrator have no voting rights. For purposes of the Company’s operating agreement, “profit” means the excess net proceeds from a sale of the Artwork after holders of Class A shares receive $20 per share. All other Class A shares not owned by the Administrator have certain limited voting and approval rights, generally including the issuance of additional shares, sale of the Artwork except for certain instances, and removing members of the Board of Managers. The Board of Managers controls all other actions as stated in the Company’s amended and restated operating agreement.

F-9

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Members’ Equity (continued) –

●	Class B shares, solely retained by Masterworks Gallery, LLC, are entitled to 20% of the profit on the sale of the Artwork or the ability to convert such shares into Class A shares with a value at the time of conversion equal to 20% of the increase in value of the Company’s issued and outstanding Class A and B shares. Any increase in value of the Class A shares would potentially dilute earnings (loss) per share in the future. At December 31, 2019, no if-converted Class B shares were included in the earnings (loss) per Class A ordinary share calculation as zero Class A shares would be received upon conversion, resulting in no dilution. The convertible Class B shares have no specified exercise date, exercise price, or expiration. Class B shares have no voting rights.

Organizational and Offering Costs – The Company’s expenses are paid by the Administrator pursuant to an Administrative Services Agreement under which the Administrator will receive an administrative services fee, payable quarterly in arrears. The administrative services fee is payable in the form of additional membership interests represented by Class A shares and will be accounted for as a management fee expense and an equity issuance in the Company’s consolidated financial statements. Organizational and offering costs of the Company were paid by the Administrator and its affiliates on behalf of the Company.

Organizational and offering costs include all expenses relating to the formation of the Company, the qualification of the Offering, and the marketing and distribution of Class A shares, including, without limitation, expenses for printing and amending offering statements or supplementing offering circulars; mailing and distributing costs; telephones, internet, and other telecommunications costs; all advertising and marketing expenses; charges of experts and fees; expenses and taxes related to the Offering; and registration and qualification of the sale of Class A shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company did not pay any of these costs and is not required to reimburse the Administrator for any of these costs. Accordingly, these costs are not included in the Company’s consolidated financial statements. See Note 3, which summarizes certain financial statement information of the Administrator.

Revenue Recognition – The Company does not plan to generate revenue until the Artwork is sold at some undetermined future date. At the time of sale, revenue will be recognized upon the signing of a definitive agreement to sell.

F-10

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

2. RELATED PARTY TRANSACTIONS

The Company adopted an Amended and Restated Operating Agreement on September 11, 2019, which created two classes of membership interests, Class A and Class B ordinary shares. As a result, all of the Company’s membership interests were converted into Class B ordinary shares, as represented on the consolidated statements of members’ equity.

On September 25, the Company purchased the Artwork with funds advanced by Masterworks Gallery, LLC, which owned 100% of the Class B shares of the Company as of December 31, 2019. Upon closing the Offering on October 21, 2019, the Company repaid the advance and also paid Masterworks a true-up amount of $94,400 compensates and reimburses Masterworks for general operating costs, offering costs, sourcing and purchasing fees and costs, import taxes (if any) and financing costs and commitments to purchase the Artwork.

Masterworks Administrative Services, LLC, the Administrator, contractually provides administrative services to the Company. Masterworks Gallery, LLC and Masterworks Administrative Services, LLC are each wholly-owned and controlled by Masterworks.io, LLC, and are thus considered to be related parties to the Company.

Upon closing the Offering, an administrative services agreement with the Administrator became effective. The administrative services fee is paid by issuing Class A shares to the Administrator at a rate of 1.5% of the total Class A shares outstanding (excluding shares issuable upon conversion of Class B shares) per annum and is recorded as an administrative fee expense in the Company’s consolidated financial statements. The administrative services fee is anticipated to cover all normal operating costs of the Company including storage, insurance, display, transport, SEC filings and compliance, transfer agent fees, other fees associated with the Offering, and accounting. However, the Administrator will charge the Company for any extraordinary costs and payments, which are expected to be defined as costs and payments associated with litigation, arbitration, or judicial proceedings; material or extraordinary transactions related to a merger, third-party tender offer, or other similar transaction; and selling the Artwork. For any extraordinary costs incurred or payments made on behalf of the Company, the Company reflects the expense on its statement of operations in the year of occurrence, as well as carry forward a due to related party liability on its balance sheet in perpetuity, until the Artwork is sold and the resulting proceeds can be used to settle the liability to the Administrator. The Company paid $3,040 in administrative services fees in 2019, by issuing Class A shares to the Administrator. For the purposes of determining the fair value of the administrative services fee, management evaluates the fair value of the Class A shares between six months and twelve months following the closing of the Offering and no less than every twelve months thereafter. Prior to six months following the Offering, the fair value of the Class A shares shall equal $20, or the Offering price, for the purposes of determining the fair value of the administrative services fee.

3. ADMINISTRATOR SUMMARY FINANCIAL INFORMATION

The Company is not expected to maintain a material amount of cash or cash equivalents and will be entirely dependent upon the Administrator to perform administrative services and to pay ordinary ongoing costs and expenses to maintain the Artwork and administer the Company’s operations. The table below summarizes selected unaudited financial information of the Administrator as of December 31 2019:

December 31, 2019
Assets
Current assets	$266,850
Property and equipment, net	181,499
Deposits	46,240
Other assets	10,780
Total assets	$505,369

Liabilities
Current liabilities	$209,033
Total liabilities	$209,033

Members’ Equity
Total members’ equity	$296,336

4. RISKS AND UNCERTAINTIES

The nature of the Company’s operations are limited in scope. The Company holds no material assets, other than a single work of art, has no employees, and has no debts or contractual obligations, other than an administrative services agreement pursuant to which the Administrator will provide services that are essential to the Company, such as storage, insurance, display, transport, SEC filings and compliance, and other normal operating services, and the Administrator will fund all of such costs and expenses. As a result of this relationship, the Company is dependent upon the Administrator and is totally reliant on the Administrator to manage its business.

The preparation of the consolidated financial statements requires the use of estimates by management. Although the Artwork is carried at its cost basis, subject to possible impairment, Management must estimate the value of the Artwork to determine the expense associated with fees payable to the administrator, which are payable in the form of Class A shares representing membership interests in the Company. The value of artwork is highly subjective and given that each artwork is unique, there is a risk that management’s estimates are materially incorrect, which would result in an understatement or overstatement of the Company’s expenses.

F-11

MASTERWORKS 003, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

4. RISKS AND UNCERTAINTIES (continued)

The Company is subject to an exceptionally high level of concentration risk. The Company’s single Artwork can decline in value, become worthless or be difficult or impossible to liquidate due to economic factors, trends in the art market generally, trends relating to the genre of the artwork or trends relating to the market for works by the artist that produced the Artwork, as well as changes in the condition of the artwork and other factors. In periods of global financial weakness and disruption in financial and capital markets, the art market tends to experience declines in transaction volume, making it extremely difficult to liquidate artwork during such periods at acceptable values or at all.

5. SUBSEQUENT EVENTS

Management has evaluated events and transactions that have occurred since December 31, 2019 and reflected their effects, if any, in these consolidated financial statements through April 29, the date the financial statements were available to be issued.

F-12

INDEX OF EXHIBITS

Exhibit No.	Description of Exhibit

2.1**	Certificate of Formation (incorporated by reference to the copy thereof submitted as Exhibit 2.1 to the Company’s Form 1-A filed on August 14, 2019).
2.3**	Form of Amended and Restated Operating Agreement (incorporated by reference to the copy thereof submitted as Exhibit 2.3 to the Company’s Form 1-A filed on August 14, 2019).
4.1**	Form of Subscription Agreement (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company’s Form 1-A filed on August 14, 2019).
6.1*	Christie’s Terms of Sale and Invoice.
6.2**	Form of Administrative Services Agreement (incorporated by reference to the copy thereof submitted as Exhibit 6.2 to the Company’s Form 1-A filed on August 14, 2019).
9.1**

Letter from Mayer Hoffman McCann, P.C. to the Securities and Exchange Commission, dated February 27, 2020 (incorporated by reference to the copy thereof submitted as Exhibit 9.1 to the Company’s Form 1-U filed on February 27, 2020).

* Filed herewith

** Filed Previously

13

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MASTERWORKS 003, LLC

By:	/s/ Joshua B. Goldstein
Name:	Joshua B. Goldstein
Title:	General Counsel & Secretary

Pursuant to the requirements of Regulation A, this Annual Report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott W. Lynn	Chief Executive Officer	April 29, 2020
Scott W, Lynn	(Principal Executive Officer)

/s/ Nigel S. Glenday	Chief Financial Officer (Principal Financial Officer	April 29, 2020
Nigel S. Glenday	and Principal Accounting Officer) and Member of Board of Managers

/s/ Joshua B. Goldstein	Member of the Board of Managers	April 29, 2020
Joshua B. Goldstein